Smarts Oil and Gas, Inc Hires Scott Masse As President and Provides Corporate Update

HOWELL, Mich.--(BUSINESS WIRE)--Smarts Oil & Gas, Inc. (Ticker: SOGN.OB) is pleased to announce that it is going through a corporate restructuring that the company feels will be best for its shareholders. Scott Masse will be brought on as the new President of Smarts Oil and Gas.

Scott R. Masse is an accomplished entrepreneur and financial advisor with many years experience in the oil industry. Scott began his career at Smith Barney in Boston after graduating Boston College with a double concentration in finance and accounting. He has also worked for Legg Mason, First Union, and Wachovia Securities Financial Network leading to the establishment of Masse Wealth Management. He is the founder of Dynamic Natural Resources, an oil & gas producer, with holdings in the Appalachian and IL Basins. At Dynamic, Scott focused his efforts on building alliances with key Enhanced Oil Recovery companies and well stimulation providers.

"Daniel Seifer and Don Quarterman have done a great job in positioning Smarts for long term growth" said President, Scott Masse. "My focus as president will be on bringing immediate cash flow to the company from a well service division and blue sky potential from the exploration division". The key to the well service business is access to skilled labor and Mr. Masse looks to leverage the relationships he has developed in the Midwest to build a dominant Well Service division. "The heart and soul of your company is your employees, the expensive work over equipment is a secondary piece of the puzzle. We will endeavor to build the best trained and most productive team in our areas of focus" said Scott.

Smarts is also selling both of its Texas Projects, the OMJ #2 and the Theuman #2. By selling both of these projects the company will be able to eliminate its current debt. These two projects weren't producing as expected and needed a lot of additional funding to continue. The OMJ#2 has been reworked many times and consistently is running into new issues. Smarts has not been able to receive any production from the Theuman #2 because although it might have a decent amount of gas, the well is also producing 1200 barrels of water per day, which means it needs an injection well. The cost of that injection well is approximately $170,000. Selling these projects will not only allow Smarts to operate debt free again, but it will also eliminate the immediate expenses the company was about to face to continue working these well. Smarts will continue to keeps its interest in the Gamm project for the time being. Mr. Masse will quickly determine the fate of that project once he gets acclimated. The company might have the ability to sell that project for a profit or Mr. Masse might use his contacts to start moving the approximate 100 stripper well project along.

Don Quarterman has also invested $100,000 into Smarts for 500,000 restricted shares at .20/share. Don Quarterman, CFO states, "I feel that Daniel Seifer and Smarts are taking the right steps to get this stock headed back in the right direction. Mr. Masse brings a wealth of knowledge and contacts that will be very important in the growth of the company. Smarts now has a more precise approach for where it wants to go and how it is going to get there. The well servicing division along with the less expensive oil fields seems to be a winning combination to help reduce risk while increasing our bottom line. The next few months will be an exciting time for Smarts as we execute on our new vision and communicate the actions we have been taking behind the scenes to grow the company."

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Smarts Oil & Gas, Inc.
Scott Masse, 508-463-6290
President
dynamicoilceo@yahoo.com